Exhibit 99.1

Vivani Medical Provides Business Update Including $10M Equity

Financing and Reports Second Quarter 2025 Financial Results

Company plans rapid advancement of semaglutide implant NPM-139, following positive weight loss data from an ongoing preclinical study of NPM-139 and promising results from the LIBERATE-1 Phase 1 clinical study of NPM-115

New $10M equity financing to enable accelerated development of NPM-139 while securing financial position into the second half of 2026

Vivani to spin off Cortigent, Inc., a division of the Company that develops brain implant devices to help patients recover critical body functions, as an independent publicly traded company

 ALAMEDA, Calif., Aug. 13, 2025 (GLOBE NEWSWIRE) – Vivani Medical, Inc. (Nasdaq: VANI) (“Vivani” or the “Company”), a biopharmaceutical company developing miniaturized, ultra long-acting drug implants, today reported financial results for the second quarter ended June 30, 2025, and provided a business update, including a new $10M equity financing.

Vivani Chairman of the Board Gregg Williams, stated, “Today’s financing announcement reinforces my enthusiasm about the recent progress and future prospects of NanoPortal™ drug implants as well as my confidence in the management team to successfully develop and deliver transformational therapeutic options for the treatment of chronic diseases, starting with obesity and type 2 diabetes. I remain committed to supporting the Company’s efforts to continue advancing development of its pipeline based on the recent, very positive developments.”

Vivani Chief Executive Officer Adam Mendelsohn, Ph.D., stated, “Our strategic prioritization of the semaglutide implant NPM-139 provides Vivani with significantly improved prospects regarding both technical success and commercial potential considering the clinical evidence, broad adoption, and continued growth of semaglutide-based products into the foreseeable future. Our rapid advancement of NPM-139 toward clinical-stage development is supported by two recent achievements within our R&D programs, namely, the success of LIBERATE-1™ and the positive preclinical weight loss data generated with NPM-139.”

Dr. Mendelsohn added, “As the first-in-human application of Vivani’s NanoPortal implant technology, it was important that LIBERATE-1 showed a positive safety and tolerability profile, along with encouraging performance data for NPM-115 that met the study’s primary objectives. Concurrently, newly generated NPM-139 preclinical feasibility data showed approximately 20% weight loss was maintained longer than six months with a single implant in an ongoing study, continuing to support the potential for annual dosing. We anticipate initiating the NPM-139 clinical program in 2026.”

Recent Business Highlights

On August 11, 2025, Vivani entered into a share purchase agreement to issue and sell an aggregate of 7,936,507 shares of common stock, priced at $1.26 per share, the closing market price on August 11, 2025, in a private placement with two investors including an entity beneficially owned by Gregg Williams. This private sale transaction is expected to result in gross proceeds of approximately $10.0 million which secures Vivani’s financial position into the second half of 2026 and supports the prioritization and accelerated development of NPM-139 into clinical-stage development with initiation anticipated in 2026.

On August 8, 2025, Vivani announced advancement of NPM-139, a novel semaglutide implant, based on encouraging weight loss data for over six months from a single implant from an ongoing preclinical study of NPM-139 and results from the LIBERATE-1 Phase 1 clinical study of NPM-115.

On June 11, 2025, the Company announced the appointment of Anthony Baldor as Chief Financial Officer. Baldor succeeds Brigid A. Makes, who decided to retire from Vivani to focus on her board appointments and personal projects after a distinguished career and significant contributions to the Company. Baldor brings more than 20 years of financial management experience in the biotechnology sector, with a proven record in fundraising, business development and corporate strategy.

On May 12, 2025, Vivani announced that it had entered into a securities purchase agreement to issue and sell an aggregate of 2,912,621 shares, each at a price of $1.03 per share, expected to result in gross proceeds of approximately $3.0 million in a private placement.

On April 15, 2025, Vivani and Okava Pharmaceuticals, Inc., a clinical-stage company focused on the treatment of age-related diseases in dogs and cats, announced an expansion of their 2019 collaboration, initially focused on cats, to now include dogs in the development of OKV-119, a long-acting GLP-1 therapy that leverages Vivani’s NanoPortal technology for weight management, diabetes and other cardiometabolic conditions.

Upcoming Anticipated Milestones

●

Vivani anticipates providing a more detailed NPM-139 program update later this year, which will include the proposed design of the NPM-139 clinical program through a dose-ranging weight maintenance study outcome.

●	Vivani anticipates initiating clinical development of NPM-139 in 2026.

●	Vivani anticipates completing the spin-off of Cortigent, Inc., a division of the Company that develops brain implant devices to help patients recover critical body functions, as an independent publicly traded company in the third quarter or fourth quarter of 2025.

Second Quarter 2025 Financial Results

Cash balance: As of June 30, 2025, Vivani had cash, cash equivalents and restricted cash totaling $8.1 million, compared to $19.7 million as of December 31, 2024. The decrease of $11.6 million is primarily attributed to a net loss of $13.4 million, partially offset by a $1.1 million net change to operating assets and liabilities, and non-cash items totaling $1.1 million for depreciation and amortization of property and equipment, stock-based compensation and lease expenses. Including three equity purchase agreements entered into in March 2025, May 2025 and August 2025, an additional $21.25 million of committed capital will be contributed through July 2026.

Research and development expense: Research and development expense during the three months ended June 30, 2025 was $4.8 million, compared to $3.5 million during the three months ended June 30, 2024. The increase of $1.2 million, or 35%, was primarily attributable to increased research and development expenses from the Company’s Biopharma division.

General and administrative expense: General and administrative expense during the three months ended June 30, 2025 was $2.7 million, compared to $2.2 million during the three months ended June 30, 2024. The increase of $0.5 million, or 25%, was primarily attributable to increased professional services from the Company’s Biopharma division.

Other income, net: Other income, net during the three months ended June 30, 2025 was $0.3 million, compared to $0.3 million during the three months ended June 30, 2024. The change was not significant.

Net Loss: The net loss during the three months ended June 30, 2025 was $7.1 million, compared to $5.3 million during the three months ended June 30, 2024. The increase in net loss of $1.8 million was primarily attributable to an increase in operating expenses of $1.8 million.

About Vivani Medical, Inc.

Leveraging its proprietary NanoPortal™ platform, Vivani develops biopharmaceutical implants designed to deliver drug molecules steadily over extended periods of time with the goal of guaranteeing adherence and improving patient tolerance to their medication. Vivani’s priority product candidate, NPM-139, is a miniature, six-month, subdermal, GLP-1 (semaglutide) implant under development for chronic weight management in obese or overweight subjects. NPM-139 has the added potential for once-yearly dosing. Vivani’s emerging pipeline also includes NPM-115 (exenatide implant) for chronic weight management in obese and overweight individuals, and NPM-119, an exenatide implant program for the treatment of type-2 diabetes. The Company is also considering another semaglutide implant for the treatment of type 2 diabetes. These NanoPortal implants are designed to provide patients with the opportunity to realize the full potential benefit of their medication by avoiding the numerous challenges associated with the daily or weekly administration of orals and injectables, including tolerability issues and loss of efficacy. Medication non-adherence occurs when patients do not take their medication as prescribed. This affects an alarming number of patients, approximately 50%, including those taking daily pills.

About Cortigent, Inc.

Vivani’s wholly owned subsidiary, Cortigent, is developing precision neurostimulation systems intended to help patients recover critical body functions. Investigational devices include Orion®, designed to provide artificial vision to people who are profoundly blind, and a new system intended to accelerate the recovery of arm and hand function in patients who are partially paralyzed due to stroke. Cortigent has developed, manufactured, and marketed an implantable visual prosthetic device, Argus II®, that delivered meaningful visual perception to blind individuals. Vivani continues to assess strategic options for advancing Cortigent’s pioneering technology.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the US Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “target,” “believe,” “expect,” “will,” “may,” “anticipate,” “estimate,” “would,” “positioned,” “future,” and other similar expressions that in this press release, including statements regarding Vivani’s business, products in development, including the therapeutic potential thereof, the planned development therefor, the completion of the LIBERATE-1 trial and reporting of trial results, Vivani’s emerging development plans for NPM-139, NPM-115, or Vivani’s plans with respect to Cortigent and its proposed spin-out, technology, strategy, cash position and financial runway. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on Vivani’s current beliefs, expectations, and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Vivani’s control. Actual results and outcomes may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results and outcomes to differ materially from those indicated in the forward-looking statements include, among others, risks related to the development and commercialization of Vivani’s products, including NPM-139 and NPM-115; delays and changes in the development of Vivani’s products, including as a result of applicable laws, regulations and guidelines, potential delays in submitting and receiving regulatory clearance or approval to conduct Vivani’s development activities, including Vivani’s ability to commence clinical development of NPM-139; risks related to the initiation, enrollment and conduct of Vivani’s planned clinical trials and the results therefrom; Vivani’s history of losses and Vivani’s ability to access additional capital or otherwise fund Vivani’s business; market conditions and the ability of Cortigent to complete its proposed spin-out. There may be additional risks that the Company considers immaterial, or which are unknown. A further list and description of risks and uncertainties can be found in the Company’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission filed on March 31, 2025, as updated by the Company’s subsequent Quarterly Reports on Form 10-Q. Any forward-looking statement made by Vivani in this press release is based only on information currently available to the Company and speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of added information, future developments or otherwise, except as required by law.

Company Contact:
Donald Dwyer
Chief Business Officer
info@vivani.com
(415) 506-8462

Investor Relations Contact:
Jami Taylor
Investor Relations Advisor
investors@vivani.com
(415) 506-8462

Media Contact:
Mark Corbae
ICR Healthcare
Mark.Corbae@ICRHealthcare.com
(203) 682-8288

VIVANI MEDICAL, INC.

AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (unaudited)

(in thousands, except per share data)

	June 30,	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$6,794	$18,352
R&D tax credit incentive receivable	494	253
Prepaid expenses and other current assets	1,427	1,837
Total current assets	8,715	20,442
Property and equipment, net	1,577	1,693
Operating lease right-of-use assets, net	17,146	17,957
Restricted cash	1,338	1,338
Other assets	129	131
Total assets	$28,905	$41,561
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,762	$817
Accrued expenses	1,586	1,803
Litigation accrual	1,675	1,675
Accrued compensation expense	356	343
Current operating lease liabilities	1,337	1,348
Total current liabilities	6,716	5,986
Long-term operating lease liabilities	17,279	17,965
Total liabilities	23,995	23,951
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.0001 per share; 10,000 shares authorized; none outstanding	-	-
Common stock, par value $0.0001 per share; 300,000 shares authorized; shares issued and outstanding: 59,244 and 59,235 at June 30, 2025 and December 31, 2024, respectively	6	6
Additional paid-in capital	140,193	139,480
Accumulated other comprehensive income	81	48
Accumulated deficit	(135,370)	(121,924)
Total stockholders’ equity	4,910	17,610
Total liabilities and stockholders’ equity	$28,905	$41,561

*$6.794 million in cash and cash equivalents held on June 30, 2025 does not include three equity purchase agreements entered into in March 2025, May 2025 and August 2025, which will bring an additional $21.25 million of committed capital into the Company through July 2026.

VIVANI MEDICAL, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Operating expenses:
Research and development, net of grants	$4,759	$3,513	$8,976	$7,239
General and administrative, net of grants	2,703	2,168	5,044	4,669
Total operating expenses	7,462	5,681	14,020	11,908
Loss from operations	(7,462)	(5,681)	(14,020)	(11,908)
Other income, net	318	325	574	513
Net loss	$(7,144)	$(5,356)	$(13,446)	$(11,395)
Net loss per common share - basic and diluted	$(0.12)	$(0.10)	$(0.23)	$(0.21)
Weighted average common shares outstanding - basic and diluted	59,244	55,021	59,240	53,612